Exhibit 8.2

February 7, 2020

Primo Water Corporation

101 North Cherry Street

Suite 501

Winston-Salem, NC 27101

Ladies and Gentlemen:

We have acted as United States tax counsel to Primo Water Corporation, a Delaware corporation (the “Company”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of January 13, 2020 and amended as of January 28, 2020 (as so amended, the “Agreement”), by and among the Company, Cott Corporation, a corporation organized under the laws of Canada (“Cott”), Cott Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Cott (“Holdings”), Fore Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Fore LLC”), and Fore Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Fore LLC (“Purchaser”). Pursuant to the Agreement, Cott, through Purchaser will make an exchange offer to acquire all of the existing and outstanding shares of common stock of the Company for shares of Cott common stock and/or cash (the “Offer”). Purchaser will then merge with and into the Company (the “First Merger”), with the Company as the surviving corporation (“First Surviving Corporation”). Immediately after the First Merger, First Surviving Corporation will merge with and into Fore LLC (the “Second Merger” and together with the First Merger, the “Mergers”), with Fore LLC as the surviving entity. The Offer and Mergers and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4, initially filed with the Securities and Exchange Commission on January 28, 2020 (the “Registration Statement”), which includes the prospectus relating to the Offer and Mergers. All capitalized terms used but not otherwise defined herein shall have the same meanings as ascribed to them in the Agreement or in the Registration Statement.

You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences.” For purposes of our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Offer and Mergers will be consummated in accordance with the terms of the Agreement without breach or waiver of any material provision thereof and in the manner contemplated by the Agreement and the Registration Statement; (ii) the Registration Statement is accurate and complete in all material respects as of the date hereof and will remain accurate and complete at all times up to and including the Second Effective Time; and (iii) the officer’s certificates of the parties to the Mergers to us dated the date hereof and delivered to us for purposes of this opinion, are true, correct, and complete and will remain true, correct, and complete at all times up to and including the Second Effective Time. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents

K&L GATES LLP

K&L GATES CENTER    210 SIXTH AVENUE    PITTSBURGH    PA 15222-2613

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304100331 v2

Primo Water Corporation

February 7, 2020

submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without giving effect to such qualification. If any of the foregoing assumptions are untrue for any reason, our opinion may be adversely affected.

Our opinion represents our best judgment regarding the application of, is based on (and assumes no substantive change from the date hereof at all times up to and including the Second Effective Time), the current provisions of the Internal Revenue Code of 1986, as amended, current regulations thereunder, current published administrative rulings of the Internal Revenue Service (“IRS”), and judicial decisions published to date, all of which are subject to change or differing interpretation. Future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such discussion purports to summarize U.S. federal income tax law, constitutes and represents our opinion as to the material U.S. federal income tax consequences of the Offer and Mergers to the U.S. holders (as defined in the Registration Statement) of common stock of the Company who exchange their shares of Company common stock for shares of Cott common stock and/or cash in the Offer or First Merger, subject to the assumptions, limitations and qualifications referred to therein.

We express no opinion on any issue relating to the U.S. federal income tax consequences of the Offer and Mergers other than those set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” and herein. Our opinion does not address any state, local, foreign or other tax consequences that may result from the transactions described in the Registration Statement. An opinion of counsel is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position or that such contrary position will not be upheld.

We undertake no responsibility to advise you of any subsequent change in the matters stated or assumed herein or any subsequent change in any applicable law or authority or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

This opinion is being furnished to you solely for the benefit of you and your shareholders in connection with the Offer and Mergers and may not be relied upon by any other person in any manner or for any purpose.

Very truly yours,

/s/ K&L Gates LLP